UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2013

ASCEND ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Washington Avenue
26th Floor
Jersey City, New Jersey	07310
(Address of Principal Executive Offices)	(Zip Code)

(201) 539-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2013, Ascend Acquisition Corp. (the “Company”) appointed Lisa VanPatten as its Chief Financial Officer.  Ms. VanPatten replaces Jonathan Ledecky who had been serving as the Company’s Interim Chief Financial Officer.  Ms. VanPatten will receive a base salary of $160,000 per year and will be eligible to earn an annual performance bonus targeted to be $40,000 if certain performance objectives are met.  Subject to Board approval, Ms. VanPatten will also be granted options to purchase 500,000 shares of the Company’s common stock, the terms of which shall be determined by the Board upon approval.

Ms. VanPatten has twenty-five years of professional accounting, finance and management experience.  From November 2011 until July 2013, Ms. VanPatten served as the Chief Financial Officer of Sunergy America LLC, a provider of commercial solar-power in the U.S. mid-Atlantic region.  From November 2010 to November 2011, Ms. VanPatten served as the Vice President of Finance at Petra Solar, Inc., a solar manufacturing company.  From September 2008 to October 2010, Ms. VanPatten served as the Chief Financial Officer of Swissray International, Inc., a digital x-ray manufacturer.  From 2006 to 2008, Ms. VanPatten served as the Chief Financial Officer of Narrowstep, Inc., an internet television service provider.  From 2004 to 2006, Ms. VanPatten served in a variety of positions at Vonage, a telecommunication service provider, including Vice President of Finance, Controller and Assistant Treasurer.  Prior to this, Ms. VanPatten held a variety of financial positions with Doris Duke Foundation , RCN, Inc., ViaGate Technologies, Inc. and Fisons Instruments.  Ms. VanPatten received a B.S. in Management from Rider University and an Associates degree in Accounting from Middlesex College.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2013	ASCEND ACQUISITION CORP.

	By:	/s/ Robert Regular
Robert Regular
Chief Executive Officer